UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

GRIFFON CORPORATION
(Name of Registrant as Specified in Its Charter)

VOSS VALUE MASTER FUND, LP VOSS VALUE-ORIENTED SPECIAL SITUATIONS FUND, LP VOSS ADVISORS GP, LLC VOSS CAPITAL, LLC TRAVIS W. COCKE H. C. CHARLES DIAO
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Voss Value Master Fund, LP, a Cayman Islands limited partnership (“Voss Value Master Fund”), together with the other participants named herein (collectively, “Voss”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its highly-qualified director nominee at the 2022 annual meeting of stockholders of Griffon Corporation, a Delaware corporation (the “Company”).

Item 1: On January 19, 2022, Voss issued the following press release:

Voss Capital Questions the Circumstances Surrounding the Withdrawal of Two of its Director Candidates in Its Proxy Contest at Griffon Corp.

Announces that a second director nominee has had to withdraw candidacy under questionable circumstances

HOUSTON, Jan. 19, 2022 -- Voss Capital, LLC ("Voss"), a significant shareholder of Griffon Corp. (NYSE: GFF) ("Griffon" or the "Company"), today announced that another of its director nominees has informed Voss that he must withdraw from the proxy contest at Griffon due to a sudden reversal of approval from his employer.

Voss issued the following statement:

Voss initiated this proxy fight only after repeated efforts to collaborate privately with the Company, as is always our preference. It was only after Griffon’s management continually refused to acknowledge the clear need for change that we resorted to a public contest and nominated highly qualified candidates to finally bring independent oversight to Griffon’s Board. We believe our efforts have been well received by shareholders, many of whom may have been hoping to support both of our candidates.

With two of our three director nominees being forced to withdraw under similar, questionable circumstances, we feel the need to publicly express our growing concern that such reversals may have been influenced by Griffon executives or directors, or third parties acting under their direction. The highly unusual rescinding of nomination permission from the separate employers of both our candidates leads us to question whether the circumstances are truly coincidental. In each case, the nominee’s employer initially approved of the nominee’s participation in this contest, only to reverse their decision and revoke approval later in the process.

Voss itself experienced a similar situation when a longtime trading partner abruptly and inexplicably ended our relationship after we initiated the proxy contest with Griffon, and other service providers also alerted us they have been pressured to drop us. While we chose to privately handle these matters at the time, these recent troubling developments illustrate what appears to be a pattern of intimidation. We can think of no other persons or entities that would go to such lengths in seeking to derail our efforts to bring about meaningful change at Griffon.

We would urge Griffon’s Board to immediately investigate these matters to determine whether anyone from Griffon was involved with these nominee withdrawals. We would be pleased to comply with these efforts to the best of our ability.

It is clear to us that the Company is concerned that every day more shareholders are being swayed by our strong case for change and plan for value creation. Is Griffon’s management so threatened by even a single dissenting voice in the Boardroom that they would seek to deny shareholders their right to vote on independent Board representatives?

There is an urgent need for independent representation on the Griffon Board. Our Board nominee Charlie Diao, if elected, will provide oversight, and ask the necessary questions to prevent management from continuing the alarming pattern of self-enrichment and self-dealing to the detriment of all shareholders.

In the coming days, Voss Capital will be presenting a detailed series of corporate governance and financial failures on the part of Griffon, as well as a more comprehensive plan for value creation.

Please vote the BLUE proxy card to advocate for true shareholder independence and join our determined effort to right the ship at Griffon. If you are an ESOP Participant, remember your vote is completely confidential. You can find voting instructions on our website www.renovategriffon.com on the “How to Vote” page. If you have questions about the voting process or need assistance voting your BLUE proxy card, or need additional copies of the Voss Group’s proxy materials, please call our proxy solicitor Saratoga at (888) 368 – 0379, (212) 257-1311or email Info@saratogaproxy.com.

Media Contact:

Serena Koontz

Head of Investor Relations

Voss Capital, LLC

serena@vosscap.com

Investor Contact:

John Ferguson

Saratoga Proxy Consulting LLC

jferguson@saratogaproxy.com

Item 2: Also on January 19, 2022, Voss updated the website www.renovategriffon.com, copies of the webpages are set forth below: